SCHEDULE A
                                     TO THE
                         INVESTMENT ADVISORY AGREEMENT
             DATED JULY 13, 2011, AS AMENDED MAY 15, 2013, BETWEEN
                       THE ADVISORS' INNER CIRCLE FUND II
                                      AND
                   WESTFIELD CAPITAL MANAGEMENT COMPANY, L.P.


The Trust will pay to the Adviser as compensation for the Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the Fund in accordance with the following fee schedule:


FUND                                                                      RATE
Westfield Capital Large Cap Growth Fund ................................ 0.65%
Westfield Capital Dividend Growth Fund ................................. 0.75%